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                                                                    Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Deckers Outdoor Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 33-47097 and No. 33-96850) of Deckers Outdoor Corporation of our report dated February 14, 2001 with respect to the consolidated balance sheets of Deckers Outdoor Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of Deckers Outdoor Corporation.



                                          KPMG LLP




Los Angeles, California
March 27, 2001